Exhibit 99.1
MP Materials Reports Third Quarter 2025 Results
Record NdPr production of 721 metric tons, a 51% increase year over year
Second best quarterly REO production of 13,254 metric tons
DoW Price Protection Agreement commenced October 1, 2025
Return to profitability expected in Q4 2025 and beyond
MP Targets Mid-2026 for heavy rare earth commissioning with Dy/Tb production focus
Generated consolidated revenue of $53.6 million
Magnetics Segment continued to scale, generating $21.9 million in revenue and $9.5 million in Adjusted EBITDA

LAS VEGAS, November 6, 2025 – MP Materials Corp. (NYSE: MP) (“MP Materials” or the “Company”), today announced financial and operational results for the three months ended September 30, 2025.
“MP Materials delivered another strong quarter, achieving record NdPr oxide production at Mountain Pass and record NdPr metal output at Independence,” said James Litinsky, Founder, Chairman, and CEO of MP Materials. “This performance underscores the momentum we are building at a pivotal time for our Company and Country. With key portions of our agreements with the Department of War commencing in the current quarter, we now have enhanced cash flow visibility to accelerate scaled magnet production in the United States—beginning with first commercial output from Independence by year-end.”
Heavy Rare Earth Production Update
MP plans to begin commissioning its new heavy rare earth separation facility at Mountain Pass in mid-2026. The facility is designed to process approximately 3,000 MT of feedstock per year and will initially prioritize production of dysprosium (Dy) and terbium (Tb). The Dy/Tb circuit will have a nameplate capacity of 200 MT per year and support MP’s planned production of 10,000 MT of high-performance NdFeB magnets per year.
Since late 2023, MP has been producing and stockpiling heavy rare earth concentrate (SEG+) at Mountain Pass. SEG+ contains medium rare earths samarium (Sm), europium (Eu), and gadolinium (Gd) and heavy rare earths Tb, Dy, Ho, Er, Tm, Yb, Lu, and Y. In addition to processing its own SEG+ feedstock, MP’s heavy rare earth facility will process third-party feedstocks from emerging sources. MP is actively engaging emerging suppliers and plans to integrate several sources over time.
Following initial Dy and Tb production, MP plans to commence production of additional heavy rare earth products, starting with Sm, in line with its agreement with the Department of War.

Third Quarter 2025 Consolidated Financial Highlights

	For the three months ended September 30,		2025 vs. 2024
(in thousands, except per share data, unaudited)	2025	2024	Amount Change	% Change
Financial Measures:
Total revenue	$53,553	$62,927	$(9,374)	(15)%
Net loss	$(41,780)	$(25,516)	$(16,264)	(64)%
Adjusted EBITDA(1)	$(12,570)	$(11,168)	$(1,402)	(13)%
Adjusted Net Loss(1)	$(17,835)	$(19,634)	$1,799	9%
Diluted loss per common share	$(0.24)	$(0.16)	$(0.08)	(50)%
Adjusted Diluted EPS(1)	$(0.10)	$(0.12)	$0.02	17%
(1)See “Use of Non-GAAP Financial Measures” below for the definitions. See tables below for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.
Third Quarter 2025 Consolidated Review
To align with the terms of the recent agreements with the United States Department of War (the “DoW”), formerly known as the Department of Defense, and in further support of our domestic supply chain objectives, we ceased all sales of our products to China, which resulted in no revenue recognized from rare earth concentrate during the quarter, driving the 15% decline in consolidated revenue year over year to $53.6 million. The decline in revenue was partially offset by $21.9 million of magnetic precursor products sales with no comparable revenue in the prior year period, coupled with an $11.7 million increase in NdPr oxide and metal sales driven by higher NdPr Production Volume as a result of ramping production of separated products over the last twelve months.
Adjusted EBITDA declined by $1.4 million year over year to $(12.6) million, driven mainly by the decline in rare earth concentrate revenue, partially offset by the sales of magnetic precursor products, which drove a $13.1 million year over year improvement in the Magnetics Segment Adjusted EBITDA. Materials Segment Adjusted EBITDA decreased by $12.0 million year over year mainly due to the net decrease in revenue discussed above.
Adjusted Net Loss improved by $1.8 million year over year to $(17.8) million, driven by a higher income tax benefit along with higher interest income due to increased cash and short-term investment balances. The improvement in Adjusted Net Loss was partially offset by higher depreciation expense resulting from an increase in capital assets placed into service over the last year.
Net loss increased by $16.3 million year over year to $(41.8) million, primarily driven by the net decrease in revenue, along with $17.0 million in higher Advanced projects and development expenses, which included transaction costs associated with the DoW agreements and transaction costs incurred to secure financing.
Diluted loss per common share (“EPS”) increased by $0.08 year over year to a diluted loss per common share of $(0.24), in line with the change in Net loss discussed above. Adjusted Diluted EPS increased by $0.02 to $(0.10) in line with the improved Adjusted Net Loss discussed above.

Third Quarter 2025 Segment Financial Highlights

	For the three months ended September 30,		2025 vs. 2024
(in thousands, unaudited)	2025	2024	Amount Change	% Change
Segment Financials:
Revenue
Materials Segment	$31,641	$62,927	$(31,286)	(50)%
Magnetics Segment	21,912	—	21,912	N/M
Total revenue	$53,553	$62,927	$(9,374)	(15)%

Segment Adjusted EBITDA(1)
Materials Segment	$(14,522)	$(2,566)	$(11,956)	(466)%
Magnetics Segment	9,481	(3,632)	13,113	N/M
Total Segment Adjusted EBITDA	$(5,041)	$(6,198)	$1,157	19%
Corporate and other(2)	(7,529)	(4,970)	(2,559)	(51)%
Adjusted EBITDA(3)	$(12,570)	$(11,168)	$(1,402)	(13)%
N/M = Not meaningful.
(1)Segment Adjusted EBITDA is management’s measure of profit or loss required by GAAP in assessing segment performance and deciding how to allocate the Company’s resources. See “Segment Information” below for further information.
(2)Corporate and other is not considered a reportable segment, and is presented solely to reconcile the total of Segment Adjusted EBITDA to Adjusted EBITDA on a consolidated basis. Corporate and other represents costs incurred at the corporate level that are not allocated to the operating segments, specifically relating to executive compensation, investor relations, other corporate costs, and unallocated shared service functions such as legal, information technology, human resources, finance and accounting and supply chain.
(3)See “Use of Non-GAAP Financial Measures” below for definition. See table below for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, net income or loss.

Third Quarter 2025 Materials Segment Financial and Operational Results

	For the three months ended September 30,		2025 vs. 2024
(unaudited)	2025	2024	Amount Change	% Change
Revenue:	(in thousands)
Rare earth concentrate	$—	$43,053	$(43,053)	N/M
NdPr oxide and metal	30,911	19,179	11,732	61%
Other revenue	730	695	35	5%
Total Materials Segment revenue	$31,641	$62,927	$(31,286)	(50)%

Segment Adjusted EBITDA(1)	$(14,522)	$(2,566)	$(11,956)	(466)%

Key Performance Indicators(2):	(in whole units or dollars)
Rare earth concentrate
REO Production Volume (MTs)	13,254	13,742	(488)	(4)%
REO Sales Volume (MTs)	—	9,729	(9,729)	N/M
Realized Price per REO MT	$—	$4,425	$(4,425)	N/M
Separated NdPr products
NdPr Production Volume (MTs)	721	478	243	51%
NdPr Sales Volume (MTs)	525	404	121	30%
NdPr Realized Price per KG	$59	$47	$12	26%
N/M = Not meaningful.
(1)See “Segment Information” below for further information.
(2)See “Key Performance Indicators” below for definitions and further information.
Third Quarter 2025 Materials Segment Review
Materials Segment revenue decreased 50% to $31.6 million year over year, driven by the cessation of all REO sales to third parties in July 2025, which resulted in no revenue recognized from rare earth concentrate during the quarter. The decrease in revenue was partially offset by an $11.7 million increase in NdPr oxide and metal sales due to a 30% increase in NdPr Sales Volumes and a 26% increase in market prices. The increase in NdPr Sales Volumes was driven by the continued transition to production of NdPr oxide. REO Production Volumes decreased 4% year over year to 13,254 metric tons.
Materials Segment Adjusted EBITDA declined by $12.0 million year over year to $(14.5) million, primarily due to the net decrease in revenue discussed above. The Materials Segment cost of sales (“Segment COS”) decreased by $19.6 million, driven by the decrease in sales of rare earth concentrate, partially offset by the transition to sales of separated rare earth products, primarily NdPr oxide, which have higher per-unit production costs. Per-unit production costs of separated products are necessarily higher than those of rare earth concentrate due to the additional processing required. Separated product production costs on a per-unit basis are currently elevated given the temporary underutilization of the refining facilities as we ramp to normalized production levels.

Third Quarter 2025 Magnetics Segment Financial Results

	For the three months ended September 30,		2025 vs. 2024
(in thousands, unaudited)	2025	2024	Amount Change	% Change
Revenue:
Magnetic precursor products	$21,912	$—	$21,912	N/M

Segment Adjusted EBITDA(1)	$9,481	$(3,632)	$13,113	N/M
N/M = Not meaningful.
(1)See “Segment Information” below for further information.
Third Quarter 2025 Magnetics Segment Review
Revenues in the Magnetics segment were $21.9 million for the three months ended September 30, 2025, as the initial magnetic precursor product deliveries began during the first quarter of 2025. There were no corresponding sales in the prior year period. The sales also drove the year-over-year increase in the Magnetics Segment Adjusted EBITDA.

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2025	December 31, 2024
(U.S dollars in thousands, except share and per share data, unaudited)
Assets
Current assets
Cash and cash equivalents	$1,147,155	$282,442
Short-term investments	793,217	568,426
Total cash, cash equivalents and short-term investments	1,940,372	850,868
Accounts receivable	14,792	18,874
Inventories	144,366	107,905
Income taxes receivable	23,805	23,672
Government grant receivable	35,856	19,799
Prepaid expenses and other current assets	15,160	10,204
Total current assets	2,174,351	1,031,322
Non-current assets
Property, plant and equipment, net	1,306,159	1,251,496
Inventories	62,779	19,031
Price protection agreement upfront asset	221,102	—
Other non-current assets	33,923	31,709
Total non-current assets	1,623,963	1,302,236
Total assets	$3,798,314	$2,333,558
Liabilities, redeemable preferred stock and stockholders’ equity
Current liabilities
Accounts and construction payable	$25,382	$23,562
Accrued liabilities	77,977	64,727
Current portion of long-term debt	67,522	—
Deferred revenue	82,241	56,880
Other current liabilities	17,055	18,850
Total current liabilities	270,177	164,019
Non-current liabilities
Long-term debt, net of current portion	929,745	908,729
Deferred revenue	62,495	43,120
Deferred government grant	22,069	20,087
Deferred investment tax credit	21,382	25,502
Deferred income taxes	55,863	85,309
Other non-current liabilities	58,163	31,912
Total non-current liabilities	1,149,717	1,114,659
Total liabilities	1,419,894	1,278,678
Commitments and contingencies
Redeemable preferred stock:
Series A cumulative perpetual convertible preferred stock ($0.0001 par value, 400,000 and zero shares authorized, issued and outstanding as of September 30, 2025, and December 31, 2024, respectively; aggregate liquidation preference of $406,378 and zero as of September 30, 2025 and December 31, 2024, respectively)	413,611	—
Stockholders’ equity:
Preferred stock, undesignated ($0.0001 par value, 49,600,000 and 50,000,000 shares authorized as of September 30, 2025, and December 31, 2024, respectively, zero issued and outstanding in either period)	—	—
Common stock ($0.0001 par value, 450,000,000 shares authorized, 192,461,009 and 178,445,570 shares issued, and 177,211,227 and 163,195,788 shares outstanding, as of September 30, 2025, and December 31, 2024, respectively)	19	18
Additional paid-in capital	1,966,537	961,434
Retained earnings	225,002	320,302
Accumulated other comprehensive income	298	173
Treasury stock, at cost, 15,249,782 shares for both periods	(227,047)	(227,047)
Total stockholders’ equity	1,964,809	1,054,880
Total liabilities, redeemable preferred stock and stockholders’ equity	$3,798,314	$2,333,558

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except share and per share data, unaudited)	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Revenue	$53,553	$62,927	$171,756	$142,869
Operating expenses and income:
Cost of sales (excluding depreciation, depletion and amortization)	48,477	57,266	147,739	134,323
Selling, general and administrative	28,405	21,525	80,000	64,226
Depreciation, depletion and amortization	22,497	19,344	64,658	55,939
Start-up costs	1,413	1,627	3,150	4,287
Advanced projects and development	19,026	2,051	21,996	8,143
Other operating costs and expenses (income), net	758	654	(104)	1,415
Total operating expenses, net	120,576	102,467	317,439	268,333
Operating loss	(67,023)	(39,540)	(145,683)	(125,464)
Interest expense, net	(8,566)	(6,646)	(21,595)	(16,248)
Gain on early extinguishment of debt	—	—	—	46,265
Other income, net	17,157	11,320	38,947	36,061
Loss before income taxes	(58,432)	(34,866)	(128,331)	(59,386)
Income tax benefit	16,652	9,350	33,031	16,304
Net loss	$(41,780)	$(25,516)	$(95,300)	$(43,082)

Loss per common share:
Basic	$(0.24)	$(0.16)	$(0.57)	$(0.26)
Diluted	$(0.24)	$(0.16)	$(0.57)	$(0.44)

Weighted-average shares outstanding:
Basic	175,034,287	164,149,348	167,585,724	168,002,773
Diluted	175,034,287	164,149,348	167,585,724	172,066,214

MP MATERIALS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
(U.S. dollars in thousands, unaudited)	2025	2024
Operating activities:
Net loss	$(95,300)	$(43,082)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	64,658	55,939
Accretion of discount on short-term investments	(17,598)	(23,669)
Gain on early extinguishment of debt	—	(46,265)
Stock-based compensation expense	20,591	18,623
Amortization of debt discount and debt issuance costs	3,572	2,864
Lower of cost or net realizable value reserve	6,352	15,085
Deferred income taxes	(29,489)	(16,240)
Other	(4,100)	1,957
Decrease (increase) in operating assets:
Accounts receivable	4,082	(4,520)
Inventories	(84,068)	(42,851)
Government grant receivable	(16,057)	11,456
Prepaid expenses, other current and non-current assets	(7,613)	(2,390)
Increase (decrease) in operating liabilities:
Accounts payable and accrued liabilities	7,057	(1,303)
Deferred revenue	44,736	50,000
Deferred government grant	3,923	4,086
Other current and non-current liabilities	(9,647)	3,182
Net cash used in operating activities	(108,901)	(17,128)
Investing activities:
Additions to property, plant and equipment	(109,969)	(144,768)
Purchases of short-term investments	(1,391,257)	(1,150,609)
Proceeds from sales of short-term investments	88,658	131,776
Proceeds from maturities of short-term investments	1,095,557	1,195,202
Proceeds from return of investment in equity method investee	9,673	—
Proceeds from sale of property, plant and equipment	4,063	—
Proceeds from government awards used for construction	24,200	96
Net cash provided by (used in) investing activities	(279,075)	31,697
Financing activities:
Proceeds from issuance of long-term debt	61,540	747,500
Proceeds from issuance of common stock	747,500	—
Proceeds from issuance of Series A preferred stock	299,402	—
Proceeds from issuance of warrant	189,058	—
Payments of debt issuance costs	(3,004)	(16,149)
Payments to retire long-term debt	—	(428,599)
Payments of equity issuance costs	(31,104)	—
Purchase of capped call options	—	(65,332)
Repurchases of common stock	—	(225,068)
Principal payments on debt obligations and finance leases	(5,003)	(1,738)
Tax withholding on stock-based awards	(5,524)	(4,577)
Net cash provided by financing activities	1,252,865	6,037
Net change in cash, cash equivalents and restricted cash	864,889	20,606
Cash, cash equivalents and restricted cash beginning balance	283,603	264,988
Cash, cash equivalents and restricted cash ending balance	$1,148,492	$285,594

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,147,155	$284,434
Restricted cash, current	799	811
Restricted cash, non-current	538	349
Total cash, cash equivalents and restricted cash	$1,148,492	$285,594

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, unaudited)	2025	2024	2025	2024
Net loss	$(41,780)	$(25,516)	$(95,300)	$(43,082)
Adjusted for:
Depreciation, depletion and amortization	22,497	19,344	64,658	55,939
Interest expense, net	8,566	6,646	21,595	16,248
Income tax benefit	(16,652)	(9,350)	(33,031)	(16,304)
Stock-based compensation expense(1)	7,654	5,453	20,434	18,623
Initial start-up costs(2)	1,180	1,493	2,586	3,918
Transaction-related and other costs(3)	22,364	1,428	30,308	6,108
Accretion of asset retirement and environmental obligations(4)	373	234	1,118	695
Loss (gain) on disposals of long-lived assets, net(4)	385	420	(1,222)	720
Gain on early extinguishment of debt(5)	—	—	—	(46,265)
Other income, net(6)	(17,157)	(11,320)	(38,947)	(36,061)
Adjusted EBITDA	$(12,570)	$(11,168)	$(27,801)	$(39,461)
(1)Principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(2)Included in “Start-up costs” within our unaudited Condensed Consolidated Statements of Operations and excludes any applicable stock-based compensation, which is included in the “Stock-based compensation expense” line above. Primarily relates to certain costs incurred in connection with the commissioning and starting up of our initial magnet-making capabilities at Independence prior to the achievement of commercial production. These costs include labor of incremental employees hired in advance to work directly on such commissioning activities, training costs, costs of testing and commissioning the new circuits and processes, and other related costs. Given the nature and scale of the related costs and activities, management does not view these as normal, recurring operating expenses, but rather as non-recurring investments to initially develop our separations and magnet-making capabilities. Therefore, we believe it is useful and necessary for investors to understand our core operating performance in current and future periods by excluding the impact of these start-up costs. To the extent additional start-up costs are incurred in the future to expand our separations and magnet-making capabilities after initial achievement of commercial production (e.g., significantly expanding production capacity at an existing facility or building a new separations or magnet manufacturing facility), such costs would not be considered an adjustment for this non-GAAP financial measure.
(3)Pertains to legal, consulting, and advisory services, and other costs associated with specific transactions, including litigation matters, potential acquisitions, mergers, or other investments. The three and nine months ended September 30, 2025, include $7.4 million of transaction costs incurred to secure financing, as well as $10.6 million and $12.4 million, respectively, of transaction costs incurred in association with the DoW transactions. For the three and nine months ended September 30, 2025, and for the nine months ended September 30, 2024, amounts are principally included in “Advanced projects and development” within our unaudited Condensed Consolidated Statements of Operations. For the three months ended September 30, 2024, amount is principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(4)Included in “Other operating costs and expenses (income), net” within our unaudited Condensed Consolidated Statements of Operations.
(5)Pertains to the gain recognized on the repurchase of $480.0 million aggregate principal amount of our 0.25% unsecured senior convertible notes due 2026 (the “2026 Notes”) in March 2024.
(6)Principally comprised of interest and investment income.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands, unaudited)	2025	2024	2025	2024
Net loss	$(41,780)	$(25,516)	$(95,300)	$(43,082)
Adjusted for:
Stock-based compensation expense(1)	7,654	5,453	20,434	18,623
Initial start-up costs(2)	1,180	1,493	2,586	3,918
Transaction-related and other costs(3)	22,364	1,428	30,308	6,108
Loss (gain) on disposals of long-lived assets, net(4)	385	420	(1,222)	720
Gain on early extinguishment of debt(5)	—	—	—	(46,265)
Other(6)	1,062	—	(3,406)	—
Tax impact of adjustments above(7)	(8,700)	(2,912)	(12,507)	4,816
Adjusted Net Loss	$(17,835)	$(19,634)	$(59,107)	$(55,162)
(1)Principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(2)Included in “Start-up costs” within our unaudited Condensed Consolidated Statements of Operations and excludes any applicable stock-based compensation, which is included in the “Stock-based compensation expense” line above. Primarily relates to certain costs incurred in connection with the commissioning and starting up of our initial magnet-making capabilities at Independence prior to the achievement of commercial production. These costs include labor of incremental employees hired in advance to work directly on such commissioning activities, training costs, costs of testing and commissioning the new circuits and processes, and other related costs. Given the nature and scale of the related costs and activities, management does not view these as normal, recurring operating expenses, but rather as non-recurring investments to initially develop our separations and magnet-making capabilities. Therefore, we believe it is useful and necessary for investors to understand our core operating performance in current and future periods by excluding the impact of these start-up costs. To the extent additional start-up costs are incurred in the future to expand our separations and magnet-making capabilities after initial achievement of commercial production (e.g., significantly expanding production capacity at an existing facility or building a new separations or magnet manufacturing facility), such costs would not be considered an adjustment for this non-GAAP financial measure.
(3)Pertains to legal, consulting, and advisory services, and other costs associated with specific transactions, including litigation matters, potential acquisitions, mergers, or other investments. The three and nine months ended September 30, 2025, include $7.4 million of transaction costs incurred to secure financing, as well as $10.6 million and $12.4 million, respectively, of transaction costs incurred in association with the DoW transactions. For the three and nine months ended September 30, 2025, and for the nine months ended September 30, 2024, amounts are principally included in “Advanced projects and development” within our unaudited Condensed Consolidated Statements of Operations. For the three months ended September 30, 2024, amount is principally included in “Selling, general and administrative” within our unaudited Condensed Consolidated Statements of Operations.
(4)Included in “Other operating costs and expenses (income), net” within our unaudited Condensed Consolidated Statements of Operations.
(5)Pertains to the gain recognized on the repurchase of $480.0 million aggregate principal amount of our 2026 Notes in March 2024.
(6)Included in “Other income, net” within our unaudited Condensed Consolidated Statements of Operations and pertains to the change in fair value of the redemption feature included in the portion of the 2030 Notes that were issued in December 2024.
(7)Tax impact of adjustments is calculated using an adjusted effective tax rate, which excludes the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates were 26.7%, 25.7%, 33.1% and 28.5% for the three and nine months ended September 30, 2025 and 2024, respectively.

Reconciliation of GAAP Diluted Loss per Common Share to Non-GAAP Adjusted Diluted EPS

	For the three months ended September 30,		For the nine months ended September 30,
(unaudited)	2025	2024	2025	2024
Diluted loss per common share	$(0.24)	$(0.16)	$(0.57)	$(0.44)
Adjusted for:
Stock-based compensation expense	0.04	0.04	0.12	0.11
Initial start-up costs	0.01	0.01	0.02	0.02
Transaction-related and other costs	0.13	0.01	0.18	0.04
Gain on disposals of long-lived assets, net	—	—	(0.01)	—
Gain on early extinguishment of debt	—	—	—	(0.27)
Other	0.01	—	(0.02)	—
Tax impact of adjustments above(1)	(0.05)	(0.02)	(0.07)	0.03
2026 Notes if-converted method(2)	—	—	—	0.18
Adjusted Diluted EPS	$(0.10)	$(0.12)	$(0.35)	$(0.33)

Diluted weighted-average shares outstanding(3)	175,034,287	164,149,348	167,585,724	172,066,214
Assumed conversion of 2026 Notes(3)	—	—	—	(4,063,441)
Adjusted diluted weighted-average shares outstanding(3)	175,034,287	164,149,348	167,585,724	168,002,773
(1)Tax impact of adjustments is calculated using an adjusted effective tax rate, which excludes the impact of discrete tax costs and benefits, to each adjustment. The adjusted effective tax rates were 26.7%, 25.7%, 33.1% and 28.5% for the three and nine months ended September 30, 2025 and 2024, respectively.
(2)For the nine months ended September 30, 2024, since the 2026 Notes were dilutive for purposes of computing GAAP diluted loss per common share but antidilutive for purposes of computing Adjusted Diluted EPS, within this reconciliation, we have included this adjustment to reverse the impact of applying the if-converted method to the 2026 Notes in the computation of GAAP diluted loss per common share.
(3)For the nine months ended September 30, 2024, since the 2026 Notes were dilutive for purposes of computing GAAP diluted loss per common share but antidilutive for purposes of computing Adjusted Diluted EPS, the adjusted diluted weighted-average shares outstanding excludes the potentially dilutive securities associated with the 2026 Notes.

Conference Call Details
MP Materials will host a conference call to discuss these results at 2:00 p.m. Pacific Time, Thursday, November 6, 2025. To join the conference call on a listen-only basis, participants should dial 1-888-788-0099 and international participants should dial 1-646-876-9923 and enter the conference ID number: 971 8881 1061 as well as the passcode: 604233. The live audio webcast along with the press release and accompanying slide presentation, will be accessible at investors.mpmaterials.com. A recording of the webcast will also be available following the conference call.
About MP Materials
MP Materials (NYSE: MP) is America’s only fully integrated rare earth producer with capabilities spanning the entire supply chain—from mining and processing to advanced metallization and magnet manufacturing. We extract and refine materials from one of the world’s richest rare earth deposits in California and manufacture the world’s strongest and most efficient permanent magnets. Our products enable innovation across critical sectors of the modern economy, including transportation, energy, robotics, defense, and aerospace. More information is available at https://mpmaterials.com/.
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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MP Materials Corp. (the “Company,” “we,” “us” and “our”) intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of the words such as “estimate,” “plan,” “shall,” “may,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “will,” “target,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the price and market for rare earth materials; the continued demand for rare earth materials and the market for rare earth materials generally; future demand for magnets; estimates and forecasts of the Company’s results of operations and other financial and performance metrics, including NdPr oxide production and shipments and expected NdPr oxide production and shipments; the Company’s mining and magnet projects, including the Company’s ability to expand its heavy rare earth separation capabilities, and to develop the 10X Facility and to achieve run rate production of separated rare earth materials and production of commercial metal and magnets; the transactions (“Transactions”) with the United States Department of War ( the “DoW”) formerly known as the Department of Defense, the timing and consummation of future phases of the Transactions, the Company’s and the DoW’s future obligations related to the Transactions; the availability of government appropriations, funding and support for the Transactions; the availability of additional or replacement funding for our development projects and operations; statements regarding expectations and benefits of a long-term agreement with Apple and the Company’s ability to supply U.S.-produced rare earth magnets; the ability to achieve technological advancements and supply chain objectives and the timing thereof; and the financial, tax and accounting assessment and treatment of the various obligations and commitments under the Transaction documents. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.
Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the heightened significance of the development of the Company’s midstream and downstream operations, including ramping its separation capabilities, and its ability to vertically integrate its value chain; risks related to the timing and achievement of expected business milestones, including with respect to the construction of the 10X Facility; the availability of appropriations from the legislative branch of the federal government and the ability of the DoW to obtain funding and support for the Transactions; the determination by the legislative, judicial or executive branches of the federal government that any aspect of the Transactions was unauthorized, void or voidable; our ability to obtain additional or replacement financing, as needed; our ability to effectively assess, determine and monitor the financial, tax and accounting treatment of the Transactions, together with our and the DoW’s obligations thereunder; challenges associated with identifying alternate sales channels and customers for the highly-specialized products contemplated by the Transactions should the partnership be altered or terminated; our ability to effectively use the proceeds and utilize the other anticipated benefits of the Transactions as contemplated thereby; risks related to the Company’s long-term agreement with Apple and the Company’s ability to meet the obligations thereunder, including risks related to our ability to construct, develop and scale our facilities, technology and production; fluctuations in the pricing and volume of the magnet products to be produced under the agreement with Apple, our ability to effectively comply with the broader legal and regulatory requirements and heightened scrutiny associated with government partnerships and contracts; limitations on the Company’s ability to transact with non-U.S. customers; changes in trade and other policies and priorities in U.S. and foreign governments, including with respect to tariffs; fluctuations, variability and uncertainty in demand and pricing in the market for rare earth products, including magnets; volatility in the price of our common stock; and those risk factors discussed in the Company’s filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the Securities and Exchange Commission.
If any of these risks materialize or the assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The Company does not intend to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.
Use of Non-GAAP Financial Measures
This press release references certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS, which have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). MP Materials defines Adjusted EBITDA as GAAP net income or loss before interest expense, net; income tax expense or benefit; and depreciation, depletion and amortization; further adjusted to eliminate the impact of stock-based compensation expense; initial start-up costs; transaction-related and other costs; accretion of asset retirement and environmental obligations; gain or loss on disposals of long-lived assets; gain or loss on early extinguishment of debt; other income or loss; and other items that management does not consider representative of our underlying operations. MP Materials defines Adjusted Net Income (Loss) as GAAP net income or loss excluding the impact of stock-based compensation expense; initial start-up costs; transaction-related and other costs; gain or loss on disposals of long-lived assets; gain or loss on early extinguishment of debt; and other items that management does not consider representative of our underlying operations; adjusted to give effect to the income tax impact of such adjustments. MP Materials defines Adjusted Diluted EPS as GAAP diluted earnings or loss per common share excluding the per share impact, using adjusted diluted weighted-average shares outstanding as the denominator, of stock-based compensation expense; initial start-up costs; transaction-related and other costs; gain or loss on disposals of long-lived assets; gain or loss on early extinguishment of debt; and other items that management does not consider representative of our underlying operations; adjusted to give effect to the income tax impact of such adjustments. In addition, when appropriate, we include an adjustment to reverse the impact of applying the if-converted method to our 2026 Notes if necessary to reconcile between GAAP diluted earnings or loss per common share and Adjusted Diluted EPS.
MP Materials’ management uses Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS to compare MP Materials’ performance to that of prior periods for trend analyses and for budgeting and planning purposes. MP Materials believes Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS provide useful information to management and investors regarding certain financial and business trends relating to MP Materials’ financial condition and results of operations. MP Materials’ management believes that the use of Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted Diluted EPS provides an additional tool for investors to use in evaluating projected operating results and trends. MP Materials’ method of determining these non-GAAP measures may be different from other companies’ methods and, therefore, may not be comparable to those used by other companies and MP Materials does not recommend the sole use of these non-GAAP measures to assess its financial performance. Management does not consider non-GAAP measures in isolation or as an alternative or to be superior to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in MP Materials’ financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.
Segment Information
The Company’s reportable segments, which are primarily based on the Company’s internal organizational structure and types of products, are its two operating segments—Materials and Magnetics. Prior period amounts have been recast to conform to this segment reporting structure, which was modified during the fourth quarter of 2024.
The Materials segment operates the Mountain Pass Rare Earth Mine and Processing Facility located near Mountain Pass, San Bernardino County, California, which produces refined rare earth products as well as rare earth concentrate and related products. The Magnetics segment operates a rare earth metal, alloy and magnet manufacturing facility in Fort Worth, Texas (“Independence”), where the Company produces and sells magnetic precursor products and anticipates manufacturing NdFeB permanent magnets by the end of 2025.
Segment Adjusted EBITDA is management’s primary segment measure of profit or loss required by GAAP in assessing segment performance and deciding how to allocate the Company’s resources. Segment Adjusted EBITDA is calculated as segment revenues less significant segment expenses, specifically, cost of sales (excluding depreciation, depletion and amortization and stock-based compensation expense) and selling, general and administrative expenses (excluding stock-based compensation expense), as well as certain other operating expenses (referred to as “other segment items”). Significant segment expenses and other segment items also exclude certain costs that are non-recurring, non-cash or are not related to the segments’ underlying business performance.
Key Performance Indicators
REO Production Volume is measured in MTs, the Company’s principal unit of sale for its concentrate product. This measure refers to the REO content contained in the rare earth concentrate we produce and, beginning in the second quarter of 2023, includes volumes fed into downstream circuits for commissioning and starting up our separations facilities and for producing separated rare earth products, a portion of which is also included in our KPI, NdPr Production Volume. REO Production Volume is a key indicator of the mining and processing capacity and efficiency of the Company’s upstream operations.
Production Volume for a given period is measured in MTs, the Company’s principal unit of sale for its NdPr separated products. NdPr Production Volume refers to the volume of finished and packaged NdPr oxide produced at Mountain Pass for a given period. NdPr Production Volume is a key indicator of the separating and finishing capacity and efficiency of the Company’s midstream operations.
Our NdPr Sales Volume for a given period is calculated in MTs and on an NdPr oxide-equivalent basis (as further discussed below). A unit, or MT, is considered sold once the Materials segment recognizes revenue on its sale, whether sold as NdPr oxide or NdPr metal, as determined in accordance with GAAP. For these NdPr metal sales, the MTs sold and included in NdPr Sales Volume are calculated based on the volume of NdPr oxide used to produce such NdPr metal. We utilize an assumed material conversion ratio of 1.20, such that a sale of 100 MTs of NdPr metal would be included in this KPI as 120 MTs of NdPr oxide-equivalent. NdPr Sales Volume is a key measure of our ability to convert our production of separated NdPr products into revenue. In the future, NdPr Sales Volume for the Materials segment is expected to include sales made to the Magnetics segment.
NdPr Realized Price per kilogram (“KG”) for a given period is calculated as the quotient of: (i) our Materials segment NdPr oxide and metal sales, which are determined in accordance with GAAP, for a given period and (ii) our NdPr Sales Volume for the same period. NdPr Realized Price per KG is an important measure of the market price of our NdPr products. In the future, NdPr Realized Price per KG for the Materials segment is expected to include sales made to the Magnetics segment.
Contacts
Investors:
IR@mpmaterials.com
Media:
media@mpmaterials.com